Exhibit 99.1

Chart Industries Reports 2011 Second Quarter Results

Cleveland, Ohio – July 27, 2011 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2011. Highlights include:

•	$577 million in orders booked in first half 2011

•	Record sales up 44% over second quarter 2010

•	Backlog improves 24% from end of first quarter 2011

•	Raises 2011 sales and earnings guidance

•	Launches strategic plant expansions

•	Announces GOFA acquisition

Net income for the second quarter of 2011 was $10.6 million, or $0.35 per diluted share. This compares with $2.4 million, or $0.08 per diluted share, for the second quarter of 2010.

Second quarter 2011 earnings would have been $0.41 per diluted share excluding $2.8 million, or $0.06 per diluted share, of restructuring costs largely due to the shutdown of the Plainfield, Indiana, facility acquired from Covidien. Second quarter 2010 earnings would have been $0.15 per share excluding $2.6 million, or $0.07 per diluted share, of similar acquisition-related BioMedical restructuring costs.

Net sales for the second quarter of 2011 increased 44% to $200.7 million from $139.1 million in the comparable period a year ago. Gross profit for the second quarter of 2011 was $62.3 million, or 31% of sales, versus $37.6 million, or 27% of sales, in the comparable quarter of 2010.

“Order strength continues, led by record orders in our Distribution & Storage (“D&S”) business as well as the LNG equipment order in excess of $40 million in our Energy & Chemicals (“E&C”) business that was announced today,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We booked $577 million in orders during the first half of 2011, and as a result, have launched expansion plans at both our China and Louisiana facilities to keep up with a very strong project pipeline, which we expect will continue.”

Mr. Thomas continued, “Increasing demand for natural gas liquids (“NGL”) plants in the U.S. and LNG projects worldwide have increased demand for our brazed aluminum heat exchangers and cold boxes. The NGL plant market and corresponding petrochemical project demand is entering an up cycle. The LNG business is at the beginning of an emerging market cycle and represents a long term growth opportunity for the Company. The recently announced acquisition of GOFA Gocher Fahrzeugbau GmbH (“GOFA”), located in Western Germany, which we expect to close during the third quarter, expands our product offering into the European mobile equipment segment for cryogenic equipment. With the addition of this product line, a complete LNG virtual pipeline can be offered regionally.”

Backlog at June 30, 2011 was $454.0 million, up 24% from the March 31, 2011 level of $364.8 million. Orders for the second quarter of 2011 were $288.2 million, comparable with record first quarter 2011 orders of $288.8 million. The first quarter of 2011 included an E&C order in excess of $90 million for a nitrogen rejection facility in Qatar, while the second quarter of 2011 includes an E&C order in excess of $40 million for an LNG project in Eastern Australia.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2011 increased $10.8 million compared with the same period in 2010 to $36.3 million, or 18% of sales, which was down slightly as a percentage of sales compared to the prior year’s quarter. This was primarily due to the SeQual and Cryotech acquisitions as well as employee-related costs associated with improved business conditions and targeting additional market opportunities.

Income tax expense was $5.5 million for the second quarter of 2011 and represented an effective tax rate of 33.2% compared with $0.8 million in the prior year quarter, or an effective tax rate of 25%. The 2011 second quarter effective tax rate was higher due to an increase in domestic earnings, which are taxed at a higher rate than our foreign earnings. In addition, the prior year quarter included a permanent tax difference on the bargain purchase gain on the Japanese assets associated with the Covidien acquisition reducing the effective tax rate.

Cash and short-term investments were $152.4 million at June 30, 2011, approximately $5 million higher than balances at March 31, 2011.

SEGMENT HIGHLIGHTS

E&C segment sales increased 57% to $49.1 million for the second quarter of 2011 compared with $31.4 million for the same quarter in the prior year. In line with the continued improvement in order trends, gross margins improved to 29.0% in the 2011 quarter compared to 16.3% in the same quarter of 2010. Improved volume and pricing continue to lead the improvement in E&C.

D&S segment sales improved 49% to $101.7 million for the second quarter of 2011 compared with $68.1 million for the same quarter in the prior year. The increase in sales was largely due to improved volume across most product lines, particularly mobile equipment and LNG trailers. New market opportunities and improved industrial product sales drove record orders for D&S in the quarter. D&S gross profit margin improved to 28.2% in the quarter compared with 27.4% a year ago as rising volume and capacity utilization was partially offset by higher material costs.

BioMedical segment sales improved 26% to $49.9 million for the second quarter of 2011 compared with $39.6 million for the same quarter in the prior year. This increase is largely due to the SeQual acquisition, which closed in late December 2010, as well as improved volume in both respiratory product and biological storage system sales. BioMedical gross profit margin increased to 38.8% in the quarter compared with 34.8% for the same period in 2010. Improved volume and mix as well as lower restructuring costs drove the margin improvement. Lower restructuring costs, included in cost of sales, in the current quarter accounted for approximately 2% of the overall margin improvement.

OUTLOOK

First half orders reflect the wide range of opportunities available in all our business segments, especially natural gas related opportunities. Based on year to date results, our current strong order backlog, and the GOFA acquisition, the Company is raising its previously announced sales and earnings guidance. Sales for 2011 are now expected to be in the range of $780 to $820 million compared with previous guidance of $740 to $780 million. Full year earnings per share for 2011 are now expected to be in the range of $1.75 to $1.95 per diluted share, compared with prior guidance of $1.65 to $1.85 per diluted share, on approximately 30.0 million weighted average shares outstanding. Although the current quarter’s effective tax rate was higher, we expect the second half rate to be lower and the Company’s full year effective tax rate should approximate 30% to 32%. Included in our 2011 earnings estimates are approximately $0.15 per diluted share of anticipated restructuring charges for recent acquisitions. Excluding these charges, earnings would be expected to fall in a range of $1.90 to $2.10 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its second quarter 2011 results on a conference call on Wednesday, July 27, 2011 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 860-2442 in the U.S. or (412) 858-4600 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 451929. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Thursday, August 11, 2011.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl Executive Vice President, Chief Financial Officer and Treasurer 216-626-1216 michael.biehl@chart-ind.com	or	Kenneth J. Webster Vice President, Chief Accounting Officer and Controller 216-626-1216 ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales	$200,698	$139,144	$363,639	$257,412

Cost of sales	138,368	101,569	248,823	185,561

Gross profit	62,330	37,575	114,816	71,851

Selling, general and administrative expenses	36,337	25,529	71,199	49,486
Amortization expense	3,288	2,783	6,605	5,499
Loss on disposal of assets	1,216	—	1,216	—
Asset impairment charge	—	700	—	700

	40,841	29,012	79,020	55,685

Operating income (1) (2)	21,489	8,563	35,796	16,166

Other expense (income):
Interest expense and financing cost amortization, net (3)	4,387	6,143	8,646	10,607
Gain on acquisition of business	—	(1,124)	—	(1,124)
Foreign currency loss (gain)	616	266	(143)	1,429

	5,003	5,285	8,503	10,912

Income before income taxes and noncontrolling interest	16,486	3,278	27,293	5,254
Income tax expense	5,466	820	8,870	1,377

Income before noncontrolling interest	11,020	2,458	18,423	3,877
Noncontrolling interest, net of taxes	429	59	302	94

Net income	$10,591	$2,399	$18,121	$3,783

Net income per common share - diluted	$0.35	$0.08	$0.61	$0.13

Weighted average number of common shares outstanding - diluted	29,966	29,262	29,823	29,217

(1)

In addition to the loss on disposal of assets of $1,216 and $700 for the three and six months ended June 30, 2011 and 2010, respectively, additional restructuring and acquisition costs of $1,606 and $1,848, respectively, were included for the three months ended ended June 30, 2011 and 2010, and $4,956 and $4,167, respectively, were included for the six months ended June 30, 2011 and 2010.

(2)

Includes depreciation expense for the three months ended June 30, 2011 and 2010 of $3,449 and $3,070, respectively, and for the six months ended June 30, 2011 and 2010 of $6,784 and $6,131, respectively.

(3)

Includes amortization expense for the three and six months ended June 30, 2010 of $1,706 for the write-off of the remaining deferred financing fees related to the senior secured credit facility that was refinanced in May 2010.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Cash Provided by (Used in) Operating Activities	$3,607	$4,885	$(14,779)	$14,680

Investing Activities
Capital expenditures	(6,167)	(3,960)	(10,433)	(7,899)
Acquisition of businesses, net of cash acquired	(1,610)	(2,768)	(1,610)	(5,112)
Other investing activities	—	—	388	—

Net Cash Used In Investing Activities	(7,777)	(6,728)	(11,655)	(13,011)

Financing Activities
Principal payments on long term debt	(1,625)	(15,000)	(3,250)	(15,000)
Tax benefit from exercise of stock options	6,984	—	6,984	—
Other financing activities	2,300	(2,501)	3,448	(2,534)

Net Cash Provided By (Used in) Financing Activities	7,659	(17,501)	7,182	(17,534)

Net increase (decrease) in cash and cash equivalents	3,489	(19,344)	(19,252)	(15,865)
Effect of exchange rate changes on cash	1,890	(5,443)	6,515	(6,613)
Cash and cash equivalents at beginning of period	146,996	213,477	165,112	211,168

Cash And Cash Equivalents At End of Period	$152,375	$188,690	$152,375	$188,690

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2011 (Unaudited)	December 31, 2010
ASSETS

Cash and cash equivalents	$152,375	$165,112
Current assets	302,049	241,369
Property, plant and equipment, net	123,295	116,158
Goodwill	279,730	275,913
Identifiable intangible assets, net	138,469	144,286
Other assets, net	12,644	13,047

TOTAL ASSETS	$1,008,562	$955,885

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$191,384	$172,229
Long-term debt	215,175	218,425
Other long-term liabilities	61,086	63,857

Shareholders’ equity	540,917	501,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,008,562	$955,885

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales

Energy & Chemicals	$49,121	$31,381	$91,637	$57,562
Distribution & Storage	101,682	68,146	175,055	127,113
BioMedical	49,895	39,617	96,947	72,737

Total	$200,698	$139,144	$363,639	$257,412

Gross Profit

Energy & Chemicals	$14,259	$5,111	$26,060	$10,865
Distribution & Storage	28,708	18,683	50,443	35,978
BioMedical	19,363	13,781	38,313	25,008

Total	$62,330	$37,575	$114,816	$71,851

Gross Profit Margin

Energy & Chemicals	29.0%	16.3%	28.4%	18.9%
Distribution & Storage	28.2%	27.4%	28.8%	28.3%
BioMedical	38.8%	34.8%	39.5%	34.4%
Total	31.1%	27.0%	31.6%	27.9%

Operating Income

Energy & Chemicals	$5,605	$(866)	$9,357	$(1,130)
Distribution & Storage	17,102	10,402	28,622	19,325
BioMedical	7,223	6,499	15,670	12,100
Corporate	(8,441)	(7,472)	(17,853)	(14,129)

Total	$21,489	$8,563	$35,796	$16,166

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	June 30, 2011	March 31, 2011

Orders

Energy & Chemicals	$108,793	$145,160
Distribution & Storage	121,688	94,523
BioMedical	57,677	49,096

Total	$288,158	$288,779

Backlog

Energy & Chemicals	$278,463	$218,627
Distribution & Storage	153,954	132,496
BioMedical	21,629	13,705

Total	$454,046	$364,828